Exhibit 99.1

BMP Sunstone Appoints Daniel Harrington to Board of Directors

PLYMOUTH MEETING, PA., October 28, 2009 – BMP Sunstone Corporation (NASDAQ: BJGP) (“BMP Sunstone” or the “Company”), today announced the appointment of Daniel P. Harrington to the Company’s Board of Directors.

Mr. Harrington brings more than thirty years of management experience to BMP Sunstone, including extensive experience working with publicly traded companies. Since 1995, he has been President and CEO of HTV Industries, a diversified holding company with interests in manufacturing, distribution and banking. Mr. Harrington is a CPA and began his career at Arthur Andersen & Co. Mr. Harrington is a Board Director of Churchill Downs (NASDAQ: CHDN) and Portec Rail Products, Inc. (NASDAQ: PRPX).

Mr. David Gao, Chief Executive Officer of BMP Sunstone, said, “On behalf of the Board of Directors and management, I am delighted to welcome Mr. Harrington to BMP Sunstone. We look forward to his contributions to BMP Sunstone’s growth given his strong leadership capabilities, experience as a director and extensive financial accounting and reporting experience.”

Mr. Harrington has a B.B.A. in Accounting from Stetson University and an M.B.A. from Xavier University. He also serves on the Board of Trustees of Case Western Reserve University and the Veale Foundation.

About BMP Sunstone Corporation

BMP Sunstone Corporation is a specialty pharmaceutical company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in China. Through Sunstone Pharmaceutical Co. Ltd., the Company manufactures leading pediatric and women’s health products, including two of China’s most recognized brands, “Hao Wawa” and “Confort,” sold throughout the country in approximately 120,000 pharmacies. The Company also markets a portfolio of products under exclusive multi-year licenses into China, primarily focused on women’s health and pediatrics, as well as provides pharmaceutical distribution services through subsidiaries in Beijing and Shanghai. BMP Sunstone’s main office is in Beijing, with a U.S. office in Plymouth Meeting, PA. For more information, please visit www.bmpsunstone.com.

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